Exhibit 99.1

CEVA, Inc. Announces Second Quarter 2014 Financial Results

•	Continued diversification of customer base with ten out of eleven agreements signed in quarter targeting non-baseband applications

•	Company bought back $10.1 million in CEVA shares during the quarter

MOUNTAIN VIEW, Calif. – July 31, 2014 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of DSP-based IP platforms for vision, audio, communications and connectivity, today announced its financial results for the second quarter ended June 30, 2014.

Total revenue for the second quarter of 2014 was $9.2 million, a decrease of 28% compared to $12.8 million for the second quarter of 2013. Licensing and related revenue for the second quarter of 2014 was $4.4 million, a decrease of 29% compared to $6.1 million reported for the second quarter of 2013. Royalty revenue for the second quarter of 2014 was $4.9 million, a decrease of 27% compared to $6.7 million reported for the second quarter of 2013.

Gideon Wertheizer, Chief Executive Officer, stated: “We continued to execute on our market expansion strategy during the quarter, signing eleven licensing deals in total, ten of which are for non-baseband applications. In addition, a twelfth licensing agreement of approximately $1 million that we originally anticipated executing in the second quarter, executed in July. Looking ahead, we are seeing a good licensing pipeline and improved visibility for the upcoming quarter, which will be reflected in our guidance. In addition, we are expecting sequential royalty revenue growth driven by an increase in baseband shipments.”

U.S. GAAP net loss for the second quarter of 2014 was $1.5 million, as compared to U.S. GAAP net income for the second quarter of 2013 of $2.2 million. U.S. GAAP diluted loss per share for the second quarter of 2014 was $0.07 as compared to U.S. GAAP diluted earnings per share for the second quarter of 2013 of $0.10.

Non-GAAP net loss and diluted loss per share for the second quarter of 2014 was $0.1 million and $0.00, respectively. Non-GAAP net income and diluted earnings per share for the second quarter of 2013 was $3.4 million and $0.15, respectively. Non-GAAP net income and diluted earnings per share for the second quarter of 2014 excluded equity-based compensation expense, net of taxes, of $1.3 million and $0.2 million related to transaction costs, net of taxes, associated with the RivieraWaves acquisition. Non-GAAP net income and diluted earnings per share for the second quarter of 2013 excluded equity-based compensation expense, net of taxes, $1.2 million.

During the second quarter of 2014, the Company concluded 11 new license agreements. Six of the agreements were for CEVA DSP cores and platforms, three for Bluetooth and two for SATA. Target applications include LTE-Advanced baseband, audio, connectivity and SSD drives. Geographically, nine of the agreements signed were in the APAC, including Japan, and two were in the U.S.

Yaniv Arieli, Chief Financial Officer, stated, “Notwithstanding the challenges we experienced in the second quarter of 2014, we are forecasting record high licensing revenue for the third quarter driven by strong demand for our DSPs. Coupled with sequential growth in royalties, total revenue guidance for the third quarter is expected to be in the range of $13.3 million to $14.3 million. Our overall financial position remains strong with our cash balance, marketable securities and bank deposits totaling $139 million at the end of the quarter, before the reduction of approximately $19 million associated with the RivieraWaves acquisition, which we consummated in early July.”

During the second quarter, the company bought back approximately 694,000 shares of CEVA common stock for an aggregate consideration of $10.1 million. In total, there are approximately 300,000 shares that remain available for repurchase under the CEVA, Inc. 10b-18 plan.

CEVA Conference Call

On July 31, 2014, CEVA management will conduct a conference call at 8:30 a.m. Eastern Time, to discuss the operating performance for the second quarter ended June 30, 2014.

The conference call will be available via the following dial in numbers:

•	U.S. Participants: Dial 1-877-870-4263 (Access Code: CEVA)

•	International Participants: Dial +1-412-317-0790 (Access Code: CEVA)

The conference call will also be available live via the Internet at the following link: http://www.videonewswire.com/event.asp?id=99935. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing +1-877-344-7529 or +1-412-317-0088 (access code: 10048944) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on August 8, 2014. The replay will also be available at CEVA’s web site www.ceva-dsp.com.

For More Information Contact:

Yaniv Arieli	Richard Kingston
CEVA, Inc.	CEVA, Inc.
CFO	VP, IR & Corporate Communications
+1.650.417.7941	+1.650.417.7976
yaniv.arieli@ceva-dsp.com	richard.kingston@ceva-dsp.com

About CEVA, Inc.

CEVA is the world’s leading licensor of DSP-based IP platforms for vision, audio, communications and connectivity. CEVA’s IP portfolio includes comprehensive technologies for computer vision and computational photography, advanced audio and voice processing, wireless baseband (2G, 3G & 4G LTE/LTE-A), connectivity (Wi-Fi & Bluetooth) and serial storage (SATA & SAS). In 2013, CEVA’s IP was shipped in more than one billion devices, including 40% of handsets shipped worldwide, powering smartphones from many of the world’s leading OEMs such as Coolpad, HTC, Huawei, Lenovo, LG, Nokia, Samsung, TCL, Xiaomi and ZTE. For more information, visit www.ceva-dsp.com. Follow CEVA on twitter at www.twitter.com/cevadsp.

Forward Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include Mr. Wertheizer’s statements about a good licensing pipeline, improved visibility for the upcoming quarter and sequential royalty revenue growth, as well as Mr. Arieli’s statements about revenue guidance for the third quarter of 2014. The risks, uncertainties and assumptions include: the ability of the CEVA DSP cores to continue to be strong growth drivers for us; our success in penetrating new markets, including connectivity, and maintaining our market position in existing markets; our ability to successfully integrate the RivieraWaves business and retain its former employees; the ability of DSP products incorporating RivieraWaves’ Wi-Fi and Bluetooth technologies, as well as other new products incorporating our technologies to achieve market acceptance; the speed and extent of the expansion of the 3G and LTE networks; the effect of intense industry competition and consolidation; global chip market trends; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS – U.S. GAAP

U.S. dollars in thousands, except per share data

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
	Unaudited
Revenues:
Licensing and related revenues	$4,355	$6,129	$12,261	$11,163
Royalties	4,860	6,684	10,628	13,766

Total revenues	9,215	12,813	22,889	24,929

Cost of revenues	1,370	1,093	2,482	2,668

Gross profit	7,845	11,720	20,407	22,261

Operating expenses:
Research and development, net	6,051	5,621	12,047	10,660
Sales and marketing	2,197	2,540	4,590	4,895
General and administrative	1,861	1,744	3,901	3,582

Total operating expenses	10,109	9,905	20,538	19,137

Operating income (loss)	(2,264)	1,815	(131)	3,124
Financial income, net	417	707	877	1,436

Income (loss) before taxes on income	(1,847)	2,522	746	4,560
Income tax expenses (benefit)	(321)	347	287	680

Net income (loss)	(1,526)	2,175	459	3,880

Basic net income (loss) per share	($0.07)	$0.10	$0.02	$0.18
Diluted net income (loss) per share	($0.07)	$0.10	$0.02	$0.17
Weighted-average number of Common Stock used in computation of net income (loss) per share (in thousands):
Basic	20,778	22,087	20,968	22,142
Diluted	20,778	22,546	21,368	22,608

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(U.S. Dollars in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30		June 30
	2014	2013	2014	2013
	Unaudited
GAAP net income (loss)	($1,526)	$2,175	$459	$3,880
Equity-based compensation expense included in cost of revenue	56	81	114	150
Equity-based compensation expense included in research and development expenses	533	409	1,134	855
Equity-based compensation expense included in sales and marketing expenses	266	332	568	628
Equity-based compensation expense included in general and administrative expenses	493	524	1,045	1031
Deferred tax related to equity-based compensation expenses	(69)	(135)	(204)	(252)
Acquisition related costs, net of tax (1)	176	—	176	—

Non-GAAP net income (loss)	($71)	$3,386	$3,292	$6,292

GAAP weighted-average number of Common Stock used in computation of diluted net income (loss) per share (in thousands)	20,778	22,546	21,368	22,608
Weighted-average number of shares related to outstanding options (in thousands)	—	1	—	1

Weighted-average number of Common Stock used in computation of diluted net income (loss) per share excluding equity-based compensation expense and transaction costs, net of taxes (in thousands)	20,778	22,547	21,368	22,609
GAAP diluted net income (loss) per share	($0.07)	$0.10	$0.02	$0.17
Equity-based compensation expense, net of taxes	$0.06	$0.05	$0.12	$0.11
RivieraWaves transaction costs	$0.01	—	$0.01	—

Non-GAAP diluted net income (loss) per share	($0.00)	$0.15	$0.15	$0.28

(1)	Acquisition related costs pertain to tax and legal services associated with the RivieraWaves transaction.

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

	June 30,	December 31,
	2014	2013 (*)
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$22,893	$24,117
Marketable securities and short term bank deposits	100,457	110,411
Trade receivables, net	5,070	5,629
Deferred tax assets	3,584	3,457
Prepaid expenses and other current assets	2,672	1,996

Total current assets	134,676	145,610

Long-term assets:
Long term bank deposits	16,040	17,066
Severance pay fund	7,580	7,215
Deferred tax assets	997	955
Property and equipment, net	1,463	1,616
Goodwill	36,498	36,498
Investment in other companies	3,367	3,367

Total assets	$200,621	$212,327

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$894	$1,085
Deferred revenues	762	623
Accrued expenses and other payables	7,894	10,563
Taxes Payable	1,911	1,833
Deferred tax liabilities	69	73

Total current liabilities	11,530	14,177
Accrued severance pay	7,677	7,255

Total liabilities	19,207	21,432

Stockholders’ equity:
Common stock:	20	21
Additional paid in-capital	207,276	204,415
Treasury stock	(52,770)	(41,005)
Accumulated other comprehensive loss	(64)	(81)
Retained earnings	26,952	27,545

Total stockholders’ equity	181,414	190,895

Total liabilities and stockholders’ equity	$200,621	$212,327

(*)	Derived from audited financial statements